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                                                                   EXHIBIT 99.8

                        NAME OF OPTIONEE:  ___________________

                                  OPTION GRANT OF
                                   TECHWAVE INC.

     This is an option grant dated the date set forth on Schedule A hereto (hereinafter, together with this Agreement, called the "Agreement") by TechWave Inc., a Washington corporation (the "Company"), to _______________ (the "Optionee").

     1. GRANT OF OPTION. The Company hereby grants to the Optionee, as a matter of separate agreement and not in lieu of salary or of any other compensation for services, the right and option (the "Option") to purchase all or any part of an aggregate number of full shares of Common Stock set forth in Schedule A on the terms and conditions set forth (i) herein and (ii) on Schedule A. The date of grant of the Option is the date set forth in Schedule A. Optionee may use the Notice of Exercise of Stock Option in the form attached when you exercise the option.

     2. NON-TRANSFERABLE. The Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and the Option is exercisable, during his lifetime, only by him. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process, the Option thereupon shall terminate and become null and void. During an Optionee's lifetime, the Option granted is personal to him and is exercisable solely by Optionee.

     3. EXERCISE OF OPTIONS. This Option shall be exercised in accordance with the following terms and conditions:

          3.1 PROCEDURE. This Option shall be exercised by delivery to the Company of written notice of the number of shares with respect to which the option is exercised.

          3.2 PAYMENT. Payment of the option price shall be made in full within 5 business days of the notice of exercise of the option and shall be in cash or bank certified or cashier's checks, or personal check if permitted by the Board of Directors. To the extent permitted by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations), an option may be exercised by delivery of shares of Common Stock of the Company held by the Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Board of Directors. Such payment in stock may occur in the context of a single exercise of the option or successive and simultaneous exercises, sometimes referred to as "pyramiding," which provides that, rather than physically exchanging certificates for a series of exercises, bookkeeping entries will be made pursuant to which the Optionee Ls permitted to retain his existing stock certificate and a new stock certificate is issued for the net shares.


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     In addition, if the fair market value of one share of Common Stock is greater than the purchase price per share (as set forth on Schedule A and subject to adjustment I any, prior to the date of calculation as set forth below), in lieu of exercising this Option for cash or for delivery of shares of Common Stock, the Optionee may elect to receive shares equal to the value (as determined below) of this Option (or the portion thereof being cancelled) and the Company shall then issue the Optionee a number of shares of Common Stock computed using the following formula:

          X    =    Y (A-B)
                      -----
                      A

Where     X    =    the number of shares of Common Stock to be issued to the
                    Optionee

          Y    =    the number of shares of Common Stock purchasable under the
                    Option or, if only a portion of the Option is being exercised, the portion of this Option being cancelled (at the date of such calculation)

          A    =    the fair market value of one share of the Common Stock (at the date of such calculation)

          B    =    Exercise (Purchase) Price (as adjusted to the date of such calculation)

     For the purposes of the above calculation, fair market value of one share of Common Stock shall be determined by the Board of Directors in good faith; provided, however, that where there exists a public market for the Common Stock at the time of such exercise, the fair market value per share shall equal the average of the closing bid and asked prices of the Common Stock quoted in the over-the-counter Market Summary or the last reported sale price of Common Stock or the closing price quoted on the Nasdaq National Market or any exchange on which the Common Stock is listed, whichever is applicable, for the five days prior to the date of determination of fair market value.

     If the Company's Common Stock is registered under the 1934 Act, and if permitted by the Board of Directors, and to the extent permitted by applicable laws and regulations, (including, but not limited to, federal tax and securities laws and regulations) an option also may be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

          3.3 FEDERAL WITHHOLDING TAX REQUIREMENTS. Upon exercise of this option, the Optionee shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. Such arrangements may include payment of the appropriate withholding tax in shares of stock of the Company having a fair market value equal to such withholding tax, either through delivery of shares held by the Optionee or by reduction in the number of shares to be delivered to the Optionee upon exercise of such option.


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     4.   RIGHTS AS SHAREHOLDER.  Optionee shall not have any rights as a shareholder with respect to any shares subject to this Option until the date that a stock certificate for such shares as to which Optionee has exercised this Option has been issued to Optionee. Company shall issue such certificate as expeditiously as possible.

     5.   TERMINATION OF EMPLOYMENT.  DISABILITY AND DEATH.

          5.1 GENERAL. If the employment of the Optionee by the Company shall terminate by retirement or for any reason other than death, disability or cause as hereinafter provided, the option may be exercised by the Optionee at any time prior to the expiration of the option, but only if, and to the extent the Optionee was entitled to exercise the option as provided herein.

          5.2 DISABILITY. If the employment of the Optionee by the Company is terminated because of the Optionee's disability (as herein defined), the option may be exercised by the Optionee at any time prior to the expiration of the option, but only if, and to the extent the Optionee was entitled to exercise the option at six months following the date of such termination. For purposes of this Section 5, the Optionee will be considered to be disabled if the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          5.3 DEATH. In the event of the death of the Optionee while in the employ of the Company the option shall be exercisable on or prior to the expiration of the option, but only if and to the extent the Optionee was entitled to exercise the option at date of such death and only by the Optionee's personal representative if then subject to administration as part of the Optionee's estate, or by the person or persons to whom such Optionee's rights under the option shall have passed by the Optionee's will or by the applicable laws of descent and distribution.

          5.4 TERMINATION BY COMPANY FOR ANY REASON OR BY OPTIONEE FOR GOOD REASON. If the Optionee's employment with the Company is terminated by the Company for any reason or by Optionee for "good reason," (as defined in the Employment Agreement between the Company and the Optionee), this Option shall be exercisable on or prior to the expiration of the Option, but only if and to the extent the Optionee is entitled to exercise the Option twelve months from the date of such termination without cause.

          5.5 TERMINATION BY OPTIONEE WITHOUT GOOD REASON. If the Optionee terminates his employment with the Company without "good reason" (as defined in the Employment Agreement), this Option shall be exercisable on or prior to the expiration of the Option but only to the extent the Optionee was entitled to exercise this Option at the date of such termination.

     6.   SECURITIES REGULATION.

          (a) COMPLIANCE: CONDITION TO EXERCISE. Shares of Common Stock shall not be issued with respect to this Option unless the exercise of this Option and the issuance and delivery of such


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shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall further be subject to the approval of counsel for the Company with respect to such compliance.

          (b) REPRESENTATIONS BY OPTIONEE. As a condition to the exercise of this option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the option of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 6(a). At the option of the Company, a stop transfer order against any shares may be placed on the official stock books and records of the Company, and two legends may be stamped on the stock certificate, one of which indicating that the shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, and the second of which indicating that the shares may not be pledged, sold, or otherwise transferred except in compliance with, if applicable, the Company's Shareholders' Agreement. The Board of Directors may also require such other action or agreement by the optionees as may from time to time be necessary to comply with the federal and state securities laws.

     7.   OPTION ADJUSTMENTS.

          7.1 ADJUSTMENTS UPON CHANCES IN CAPITALIZATION. The number and class of shares covered by this Option and the exercise price per share thereof (but not the total price), shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, or any other increase or decrease in the number of shares of Common Stock of the Company without the receipt of consideration by the Company.

          7.2 EFFECT OF CERTAIN TRANSACTIONS. Upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Common Stock, any option granted hereunder shall terminate, but, in the event that the common shareholders of the Company are to receive cash, stock or other property in exchange for their shares of Common Stock with a value equal to or in excess of $6.25 per share, then in such event the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise this option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied. Immediately preceding such an event, the Company shall make a loan (the "Loan" to the Optionee in an amount equal to the aggregate purchase price of the then unexercised portion of this Option. The Loan shag be repayable by the Optionee with equal monthly payments over a period of 18 months with interest at the then current prime interest rate.

          7.3 FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by


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any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

     8. RESERVATION OF STOCK. The Company covenants that during the term this Option is exercisable, the Company will reserve from its authorized and unissued Common Stock 310,000 shares of Common Stock (as may be adjusted under the terms of the Option). The Company further covenants that all shares of Common Stock that may be issued upon the exercise of this Option and payment of the purchase price as set forth herein will be validly authorized, fully paid and nonassessable.

     9. REPLACEMENT OF OPTION. On receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of this Option, and, if requested, upon delivery of an indemnity agreement reasonably satisfactory to the Company, the Company at its expense shall execute and deliver, in lieu of this Option, a new replacement Option.

     10. AMENDMENT. Any amendment of this Option may only occur in writing with the consent of the Company and the Optionee.

     11. NOTICES. Any notice or demand which either party may give to the other hereunder shall be in writing and shall be effective when delivered personally or sent by registered mail, postage prepaid, addressed, if to Optionee, as set forth on Schedule A and if to Company, as follows:

                      TechWave Inc.
               720 Olive Way
               Suite 920
               Seattle, Washington 98101

Either party may, by notice in writing, direct that future notices or demands be sent to a different address.

     12. GOVERNING LAW. This Option shall be governed by the laws of the state Of Washington.

DATED this __ day of _______, 19__.

                                        TECHWAVE INC.

                                        By
                                        Its


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                                    OPTION GRANT

                                   TECHWAVE INC.

                                     SCHEDULE A

1.   Name and Address of Optionee:




2.   Date of grant of this Option:  __________ __, 19__

3.                       This Option is:     (  ) an Incentive Stock Option, or

                              (  ) a Nonqualified Stock Option.

4.   Number of shares of Common Stock covered by this Option:  ________ shares.

5.   Purchase price per share:  $_____

6.   This Option expires on:  ______.

7. This Option shall become exercisable in increments with respect to the following numbers of shares as set forth below and subject to the following conditions:
               Date on and after        Portion of total
                 which Option             Option which
               is exercisable            is exercisable





These shares will only become exercisable upon satisfaction of one of the following two conditions:

1. If the Company is acquired or merges with another company and the common shareholders receive consideration (cash, stock or other property) with a value equal to or in excess of $_____ per share; or

2. If the Company completes an initial public offering of its stock ("IPO") and there are 30 consecutive trading days at any time after the IPO is completed that the closing price of TechWave Common Stock is equal to or greater than $______ per share.


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                            ACCEPTANCE AND ACKNOWLEDGMENT

     I accept the stock option dated _________ __, 19__, granted by TechWave Inc., and understand its terms and conditions.

Dated: